UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                                 Sunterra Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    828395103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 1, 2002
--------------------------------------------------------------------------------
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ X ] Rule 13d-1(b)*
    [ X ] Rule 13d-1(c)**
    [   ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*For New Generation Advisers, Inc., George Putnam III, Thomas J. Hill and Carl E. Owens

**For New Generation Turnaround Fund (Bermuda) LP

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Generation Advisers, Inc.
          Tax ID 043020600

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a) [   ]
          (b) [ X ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
NUMBER OF SHARES        5      SOLE VOTING POWER
BENEFICIALLY OWNED BY          0
EACH REPORTING PERSON   --------------------------------------------------------
WITH                    6      SHARED VOTING POWER
                               1,609,464

                        --------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER
                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,609,464


--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,609,464
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     [  ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IA

 1        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George Putnam III
          N/A
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [  ]
          (b)  [ x]
--------------------------------------------------------------------------------
 3        SEC USE ONLY
--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          American
--------------------------------------------------------------------------------
NUMBER OF               5      SOLE VOTING POWER
SHARES                         0
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                6      SHARED VOTING POWER
EACH                           1,609,464
REPORTING         --------------------------------------------------------------
PERSON                  7      SOLE DISPOSITIVE POWER
WITH                           0
                 ---------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,609,464

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,609,464
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [  ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    8.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas J. Hill
          N/A
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                                                             (b)  [x ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           -----------------------------------------------------
                           6      SHARED VOTING POWER
                                  1,609,464

                           -----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                           -----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                  1,609,464

--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,609,464

-------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                   [ ]

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           8.9%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON
           HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carl E. Owens
          N/A
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                               (b)  [x]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                                  ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                  1,609,464
                                  ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                                  ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                  1,609,464

--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,609,464

--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.9%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Generation Turnaround Fund (Bermuda) LP
          Tax ID 98-0163822
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                               (b)  [x]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING                   ----------------------------------------------
        PERSON
         WITH              6      SHARED VOTING POWER
                                  991,942
                                  ----------------------------------------------
                           7      SOLE DISPOSITIVE POWER
                                  0
                                  ----------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  991,942
--------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         991,942
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ]
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON
         PN

Item 1.    (a).    Name of Issuer: Sunterra Corp.

           (b).    Address of Issuer's Principal Executive Offices:

                   1781 Park Center Drive
                   Orlando FL 32835

Item 2.    (a).    Name of Person Filing:

                  (i)   New Generation Advisors, Inc. ("NGA")
                  (ii)  George Putnam, III ("Putnam")
                  (iii) Thomas J. Hill ("Hill")
                  (iv)  Carl E. Owens ("Owens")
                  (v)   New Generation Turnaround Fund (Bermuda) LP ("Fund")

           (b).    Address of Principal Business Office or, if none, Residence:

                  NGA:
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Putnam:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Hill:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Owens:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

                  Fund:
                  c/o NGA
                  225 Friend Street, Suite 801
                  Boston, MA 02114

             (c). Citizenship or Place of Organization:

                  NGA:              Massachusetts
                  Putnam:           American
                  Hill:             American
                  Owens:            American
                  Fund:             Bermuda

             (d). Title of Class of Securities: Common Stock

             (e). CUSIP Number: 828395103

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
           (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c);
           (c)  [ ] Insurance company as defined in section
                    3(a)(19) of the Act (15 U.S.C. 78c.);
           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
           (e)  [x] An investment adviser in accordance with
                    section 240.13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
           (g) [x] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
           (h)  [ ] A savings associations as defined in section
                    3(b) of the Federal Deposit Insurance Act (12
                    U.S.C. 1813);
           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
           (j)  [ ] Group, in accordance with section
                    240.13d-1(b)(1)(ii)(J).

Item 4.       Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).     Amount beneficially owned:
                     (i)   NGA:       1,609,464
                     (ii)  Putnam:    1,609,464
                     (iii) Hill:      1,609,464
                     (iv)  Owens:     1,609,464
                     (v)   Fund:        991,942

           (b).     Percent of class:
                     (i)   NGA:       8.9%
                     (ii)  Putnam:    8.9%
                     (iii) Hill:      8.9%
                     (iv)  Owens:     8.9%
                     (v)   Fund:      5.5%

           (c).     Number of shares as to which the person has:
                    (1) Sole power to vote or to direct the vote:

                           (i)    NGA:            0
                           (ii)   Putnam:         0
                           (iii)  Hill:           0
                           (iv)   Owens:          0
                           (v)    Fund:           0

                   (2)  Shared power to vote or to direct the vote:

                           (i)    NGA:    1,609,464
                           (ii)   Putnam: 1,609,464
                           (iii)  Hill:   1,609,464
                           (iv)   Owens:  1,609,464
                           (v)    Fund:     991,942

                   (3)  Sole power to dispose or to direct the disposition of:

                           (i)    NGA:            0
                           (ii)   Putnam:         0
                           (iii)  Hill:           0
                           (iv)   Owens:          0
                           (v)    Fund:           0

                   (4)  Shared power to dispose or to direct the disposition of:

                           (i)    NGA:    1,609,464
                           (ii)   Putnam: 1,609,464
                           (iii)  Hill:   1,609,464
                           (iv)   Owens:  1,609,464
                           (v)    Fund:     991,942

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      NEW GENERATION ADVISERS, INC.

 Date:  May 15, 2003           By:    /s/ George Putnam, III
                                      ------------------------------------
                                      George Putnam, III, President


 Date:  May 15, 2003                  /s/ George Putnam, III
                                      ------------------------------------
                                      George Putnam, III


 Date:  May 15, 2003                  /s/ Thomas J. Hill
                                      ------------------------------------
                                      Thomas J. Hill


 Date:  May 15, 2003                  /s/ Carl E. Owens
                                      ------------------------------------
                                      Carl E. Owens

                                      NEW GENERATION TURNAROUND FUND
                                      (BERMUDA) LP

                               By:    New Generation Advisers, Inc.
                                      its General Partner

 Date:  May 15, 2003           By:    /s/ George Putnam, III
                                      ------------------------------------
                                      George Putnam, III, President

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG NEW GENERATION ADVISERS, INC., GEORGE PUTNAM, III, THOMAS J. HILL, CARL E. OWENS AND NEW GENERATION
TURNAROUND FUND (BERMUDA) LP.

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

  NOW, THEREFORE, the parties hereto agree as follows:

NEW GENERATION ADVISERS, INC., GEORGE PUTNAM, III, THOMAS J. HILL, CARL E.
OWENS and NEW GENERATION TURNAROUND FUND (BERMUDA) LP hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                      NEW GENERATION ADVISERS, INC.

Date:  May 15, 2003            By:    /s/ George Putnam, III
                                      ------------------------------------
                                      George Putnam, III, President

Date:  May 15, 2003                   /s/ George Putnam, III
                                      ------------------------------------
                                      George Putnam, III

Date:  May 15, 2003                   /s/ Thomas J. Hill
                                      ------------------------------------
                                      Thomas J. Hill

Date:  May 15, 2003                   /s/ Carl E. Owens
                                      ------------------------------------
                                      Carl E. Owens

                                      NEW GENERATION TURNAROUND FUND
                                      (BERMUDA) LP

                               By:     New Generation Advisers, Inc.
                                       its General Partner

Date:  May 15, 2003            By:     /s/ George Putnam, III
                                       ------------------------------------
                                       George Putnam, III, President